ADMINISTRATION, BOOKKEEPING AND
                           PRICING SERVICES AGREEMENT

      THIS AGREEMENT is made as of December 18, 2006, between Liberty All-Star Equity Fund, a Massachusetts business trust (the "Fund"), and ALPS Fund Services, Inc., a Colorado corporation ("ALPS").

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended ("1940 Act") as a closed-end, non-diversified management investment company;

      WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

      WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.    ALPS APPOINTMENT AND DUTIES.

     (a) The Fund hereby appoints ALPS to provide administrative, bookkeeping and pricing services as are set forth in APPENDIX A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     (b) ALPS may employ or associate itself with a person or persons or organizations, including affiliates of ALPS, as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts. ALPS will obtain approval from the Fund's Board of Trustees ("Board") prior to employing or associating with such persons or organizations.

     (c) ALPS will permit individuals who are officers or employees of ALPS to serve (if duly elected or appointed) as officers, Trustees, members of any committee of the Board, members of any advisory board, or members of any other committee of the Fund, without remuneration or other cost to the Fund; provided, however, that notwithstanding anything contained herein to the contrary, the Fund may pay compensation to, and expenses of, the Fund's Chief Compliance Officer to the extent that the Board expressly so authorizes, regardless of whether such officer is also an officer or employee of ALPS or an affiliate of ALPS.

     (d) ALPS will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Fund's contract or contracts for custodial, accounting, transfer, and dividend disbursing agency or other services by any entity, including ALPS or its affiliates, selected to perform such services under such contracts; and (b) related to the services to be provided under a Fund Management or Portfolio Management Agreement.

2.    ALPS COMPENSATION; EXPENSES.

     (a) In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in APPENDIX B, hereto.

     (b) ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, ALPS will not pay expenses incurred by the Fund, such as, but not limited to, advisory fees, Trustees' fees, portfolio transaction expenses, litigation expenses, taxes, costs of preferred shares, costs of rights offerings, costs of shareholder reports, costs of New York Stock Exchange ("NYSE") and Securities and Exchange Commission ("SEC") filings, the cost of counsel, expenses of conducting repurchase offers for the purpose of repurchasing fund shares, extraordinary expenses and dividends on securities sold short.

3.   RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice from the Fund.

     (b) ADVICE OF COUNSEL. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.

     (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

     (d) Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.   LIABILITY OF ALPS.

     (a) ALPS may rely upon the written advice of counsel for the Fund and the Fund's independent accountants, and upon oral or written statements of the Fund's investment adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

     (b) Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

     (c) Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund or its adviser.

     (d) ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. ALPS shall be liable for actual damages arising out of ALPS' failure to perform its duties under this Agreement to the extent such damages arise out of ALPS' willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (e) ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5. REPORTS. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6. ACTIVITIES OF ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

7. ACCOUNTS AND RECORDS. The accounts and records maintained by ALPS shall be the properly of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the foam in which such accounts and records have been maintained or preserved. The Fund shall have access to such accounts and records at all times during ALPS' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund's expense. ALPS shall assist the Fund, the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8. CONFIDENTIAL AND PROPRIETARY INFORMATION. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

9. COMPLIANCE WITH RULES AND REGULATIONS. ALPS shall comply - and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply - with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment objectives, policies, restrictions, and procedures adopted by the Fund and the Fund's registration statement on Form N-2, Declaration of Trust and By-laws. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund. ALPS will maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940
    Act). ALPS also will provide the Fund's Chief Compliance Officer with periodic reports regarding ALPS' compliance with the Federal Securities Laws and ALPS' compliance policies and procedures.

10.   REPRESENTATIONS AND WARRANTIES OF ALPS. ALPS represents and warrants to the Fund that:


    (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

    (b) It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

    (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

    (e) It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Fund in the amount of at least $1,000,000, and will provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect.


    REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund represents and warrants to ALPS that:

    (a) It is a Massachusetts business trust organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the SEC as a closed-end investment company.

    (b) It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

    (c) The Board has duly authorized it to enter into and perform this Agreement.

    (d) It has provided ALPS with copies of its Prospectus(es) and Statement(s) of Additional Information and will provide ALPS with any amendments or supplements thereto.

11. LIAISON WITH ACCOUNTANTS. ALPS shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS' control is made available to such accountants for the expression of their opinion, as required by the Fund.

12. BUSINESS INTERRUPTION PLAN. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS' own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

13.   DURATION AND TERMINATION OF THIS AGREEMENT.

    (a) INITIAL TERM. This Agreement shall become effective as of the date first written above (the "Start Date") and shall continue thereafter throughout the period which ends 1 year after the Start Date (the "Initial Term"). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days' written notice or for cause pursuant to Section 13(c) hereof. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay to ALPS, as liquidated damages for such default, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the "Default Payment").

         The parties agree that the Default Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

    (b) RENEWAL TERM. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, so long as approved annually by a vote of a majority of the Trustees who are not "interested persons" (as deed in the 1940 Act) of any party to this Agreement, until terminated by the Fund or by ALPS, without penalty, upon not less than 60 days' written notice to the other party.

    (c) CAUSE. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment or other liquidated damages. Termination for "cause" hereunder shall mean:

         (i) willful misfeasance, had faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

         (ii)regulatory, administrative, or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated - or has caused the Fund to violate - any applicable law, rule, regulation, order or code of ethics, or any investment objective, restriction, policy or procedure adopted by the Fund of which ALPS had knowledge;
         (iii)financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

         (iv)failure by ALPS to keep in effect professional liability insurance satisfactory to the Fund Trustees naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Fund in the amount of at least $1,000,000, and to provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect; or

         (v) any other circumstance which, in the reasonable judgment of the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, materially impairs ALPS' ability to perform its obligations and duties hereunder.

    (d) DELIVERIES UPON TERMINATION. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for "cause") all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

14. ASSIGNMENT. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

15. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

16. NAMES. The obligations of the "Fund" entered into in the name or on behalf thereof by any Trustee, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

17. AMENDMENTS TO THIS AGREEMENT. This Agreement may only be amended by the parties in writing.

18. NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses {or such other addresses as to which notice is given):

                            To ALPS:

                            ALPS Fund Services, Inc.
                            1625 Broadway, Suite 2200
                            Denver, Colorado 80202
                            Attn: General Counsel
                            Fax: (303) 623-7850

                            To the Fund:

                            Liberty All-Star Equity Fund 1625 Broadway, Suite 2200 Denver, Colorado 80202
                            Attn: Secretary
                            Fax: (303) 623-7850

19. COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

21. NO PERSONAL LIABILITY. Reference is hereby made to the Declaration of Trust dated August 20, 1986 establishing the Fund, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name Liberty All-Star Equity Fund refers to the Board under said Declaration of Trust, and not to the Trustees personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability hereunder or in connection with the affairs of the Fund, but only the trust estate under said Declaration of Trust is liable under this Agreement. Without limiting the generality of the foregoing, neither ALPS nor any of its officers, directors, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any Trustee, shareholder, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate, but shall look for payment solely to said trust estate, or the assets of such successor of the Fund.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   LIBERTY ALL-STAR EQUITY FUND

                                   By: /S/William R. Parmentier
                                       ------------------------
                                   Name: William R. Parmentier
                                         ---------------------
                                   Title: President
                                          ---------


                                   ALPS FUND SERVICES, INC.

                                   By: /S/William R. Parmentier
                                       ------------------------
                                   Name: William R. Parmentier
                                         ---------------------
                                   Title: President
                                          ---------

                                   APPENDIX A



                                    SERVICES
                                    --------



ADMINISTRATIVE

   O Develop and Implement procedures to ensure, and on a periodic basis assist the Fund in monitoring, compliance with the investment objectives, policies, restrictions and procedures of the Fund and such other requirements imposed by the Board, the SEC and tax authorities.

   O Test for qualification as a "regulated investment company" under the Internal Revenue Code of 1986, as amended, and compute distributions required for such qualification and, unless directed otherwise by the Board, to avoid imposition of excise tax.

   O Distribute, collect and review quarterly compliance reports from the Fund's Portfolio Managers and review and produce quarterly reports to Trustees in accordance with the Fund's policies and procedures.

   O Assist the Fund with placement of fidelity bond and errors and omissions insurance policies.

   O Prepare reports to shareholders of the Fund including but not limited to the Fund's quarterly, annual and semi-annual financial statements.

   O Monitor the preparation and maintenance by the Fund's custodian, or other agents, of all records that may be reasonably required in connection with the audit performed by the Fund's independent auditors, the SEC, the Internal Revenue Service or other federal or state regulatory agencies.

   O  Provide   facilities,   information   and   personnel,  as  necessary,  to
      accommodate annual audits with the Fund's independent accountants, or examinations conducted by the SEC or other regulatory authorities.

   O Monitor the Fund's expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

   O Report performance and other Fund information to outside reporting agencies as directed by the Fund.

   O  Calculate monthly total return performance calculations.

   O  Prepare the Fund's federal and state tax returns.

   O  Supervise the activities of the Fund's custodian and transfer agent.

   O Respond to telephonic or in-person inquiries from existing stockholders or their representatives requesting information regarding matters such as stockholder account or transaction status, net asset value of Fund shares, Fund performance, Fund services, plans and options, Fund investment policies, Fund portfolio holdings, and Fund distributions and classifications thereof for tax purposes.

   O  Maintain the Fund's offices within ALPS' offices.

   O Maintenance of the books and records of the Fund as required by law, other than the books and records that are not required to be maintained expressly in writing by another service provider.

   O Prepare such financial information as is reasonably necessary for reports to shareholders of the Fund, reports to the Board and the officers of the Fund, and reports of the Fund to the SEC, the Internal Revenue Service and other federal and state regulatory agencies.

   O Prepare communications to shareholders of the Fund, making arrangements for maintenance of other communications with shareholders, which may include a website and dedicated telephone line.

   O Negotiate, or assist in the negotiation of, agreements or other arrangements with, and general oversight and coordination of, agents and others retained by the Fund to provide custodial, transfer agency, portfolio accounting, legal, tax and accounting services.

   O Coordinate with independent auditors, review audit budgets, schedule audit work, and coordinate the preparation of audit work papers with the custodian and other service providers, as requested by ALPS.

   O Coordinate all activities with auditors, transfer agent, custodian and printer in connection with the preparation and distribution of the Fund's shareholder reports.

   O Provide such assistance to the Fund's service providers and the Fund's counsel and auditors as may be required to carry on properly the business and operations of the Fund.

   O Oversee the Fund's custodian in its performance of its services to the Fund.

   O Prepare or assist in the preparation of, oversee and assist in the coordination of, and, as the Trustees may reasonably request or deem appropriate, make reports and recommendations to the Trustees on the performance of administrative and professional services rendered to the Fund by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants and attorneys.

   O Coordinate, prepare, gather, assemble and distribute meeting notices, agendas and Board materials and make arrangements for the meetings and the accommodations of the Trustees.
   O Meet with the Audit Committee of the Fund, upon request, prepare information reasonably requested by the Committee, and assist the Committee in carrying out its responsibilities. Assist the Audit Committee in its performance under its charter and pre-approval policies and procedures.

   O Prepare written consents of the Board related to distributions or other matters.

   O Facilitate meetings of shareholders, and assist in the preparation of proxy statements in connection with meetings of shareholders.

   O Prepare and/or coordinate the preparation of, subject to approval by the Fund, and filing of any post-effective amendments to registration statements, notices, reports, tax returns and other documents required by federal, state and other applicable laws and regulations, including proxy materials, periodic reports to Fund shareholders, Form N-SAR, Form N-CSR, Form N-PX and Form N-Q necessary to maintain the registration of the Fund under the 1940 Act and the listing of its common stock on the NYSE. Coordinate the audit of any financial statements contained in such filings.

      ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party.

   O  Prepare certifications required under the Sarbanes-Oxley Act of 2002.

   O Make filings required to be made with the NYSE or any other exchange on which shares of the Fund are listed,

   O Oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, if applicable, and oversee the monitoring of sales of shares of the Fund for compliance with state securities laws.

   O Prepare and file Section 16 beneficial ownership reports (i.e., Forms 3, 4 and 5) for reporting persons of the Fund.

   O Provide the Fund with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein, including a paralegal to assist in the preparation of Board materials and to make required filings.

   O Provide for the services of principals and employees of ALPS who may be appointed as officers of the Fund.

BOOKKEEPING AND PRICING

   O Maintain a separate account for the Fund, as directed from time to time by written instructions from the Fund.
   O Compute net asset value for the Fund and, as appropriate, compute yields, expense ratios, and portfolio turnover rate.

   O Obtain security market quotes from independent pricing services, if available, approved by the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund's valuation policies and procedures, and in either case calculate the market value of the Fund's investments.

   O Timely calculate and transmit the Fund's daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Fund's then -current Prospectuses and Statements of Additional Information, and any applicable resolutions and policies and procedures of the Board) and promptly communicate such values and prices to the Fund.

   O Maintain and preserve in a secure manner the accounting records of the Fund including all such accounting records as the Fund is obligated to maintain and preserve under the 1940 Act and the rules thereunder, applicable federal and state tax laws and any other applicable laws, rules or regulations that are not required to be maintained expressly in writing by another service provider. In addition to the accounting records of the Fund as a whole, ALPS will maintain and preserve in a secure manner separate portfolio accounts for the assets of the Fund allocated to each of the Fund's Portfolio Managers from time to time. All records shall be the property of the Fund.

   O  Reconcile cash and investment balances with the custodian.

   O Compute the net income and capital gains and losses of the Fund and calculate income dividend rates in accordance with relevant policies and resolutions of the Board.

   O Provide such advice that may be reasonably necessary to account properly for the Fund's financial transactions, and to maintain the Fund's accounting procedures and records so as to ensure compliance with generally accepted accounting and tax practices and rules.

   O Maintain current trend and historical summaries of the Fund's net asset value, capital share activity, distributions, expenses, expense ratios, financial statistics and financial statements.

   O Determine and timely communicate to persons designated by the Fund the Fund's net asset value per share in accordance with the applicable provisions of the Fund's Registration Statement on Form N-2 and valuation procedures adopted by the Board from time to time.

                                   APPENDIX B

                                      FEES
                                      ----


For administrative services, the Fund will pay to ALPS, on or before the 10th day of each calendar month, a fee calculated and accrued daily and payable monthly by the Fund for the previous calendar month at an annual rate of: 0.20% of the first $400 million of average daily net assets; 0.18% of average daily net assets exceeding $400 million up to and including $800 million; 0.162% of average daily net assets exceeding $800 million up to and including $1.2 billion; and 0.146% of average daily net assets exceeding $1.2 billion.

The foregoing fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month.

In addition, for bookkeeping and pricing services, the Fund will pay ALPS an annual fee payable monthly consisting of:

       (i) for fund accounting services, $25,000 plus 0.015% of the Fund's net asset value ("FA Fees");

       (ii)for financial reporting, $13,000 ("FR Fees");

       (iii)a multi-manager fee of $3,000 for each Portfolio Manager managing a portion of the Fund ("Multi-Manager Fee"); and

       (iv) an amount equal to an amount necessary for ALPS to recover its costs for its own provision of fund accounting, expense budgeting and Sarbanes-Oxley services for the Fund (the "ALPS Services Fees");

PROVIDED, HOWEVER, that during any 12-month period, the aggregate FA Fees and FR Fees for the Fund shall not exceed $ 140,000. (Neither the Multi-Manager Fee nor the ALPS Services Fees are subject to the $140,000 limit.)